Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES SECOND QUARTER RESULTS

SAN DIEGO, California, April 26, 2007 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the second quarter of fiscal 2007 ended March 31, 2007.

For the second quarter ended March 31, 2007:

•	Sales rose 4.8% to $161.1 million with a comparable store sales increase of 4.8%.

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Diluted EPS from continuing operations were $0.15 as compared to $0.22 for the prior year’s quarter, which benefited by $0.05 from a change in gift card accounting as well as from inclusion of sales from the post-Christmas week.

•	Cash totaled $98 million, up from $53 million over the past year.

For the six months ended March 31, 2007:

•	Sales rose 11.5% to $370.3 million with a comparable store sales increase of 3.1%.

•	Diluted EPS from continuing operations were $0.70 compared to $0.61 in the comparable prior year period, which benefited by $0.05 from a change in gift card accounting.

•	The Company opened 11 new Charlotte Russe stores year-to-date and the projection is for at least 50 new stores for fiscal 2007.

Mark Hoffman, Chief Executive Officer, remarked: “Comparable store sales growth of 4.8% for the quarter and 3.1% for the first half of fiscal 2007 were slightly better than our expectations; and, because of the calendar shift, we would encourage investors to focus on the metrics for the first half of the year. During the second quarter, our fashion and trend-right Spring assortments presented coordinated colors across apparel and accessory categories. The strong customer response builds our confidence in the Spring season selling. With our fashion content on target and new receipts arriving at stores, I believe we are positioned for the balance of the third quarter.”

“Assuming no significant change in the overall retailing environment,” Mr. Hoffman continued, “we would guide investors to expect a low single-digit comparable store sales increase for the third quarter of fiscal 2007 with diluted earnings per share from continuing operations of 41 to 44 cents, inclusive of an estimated 2-cent charge for point-of-sale system implementation expenses. This compares to diluted earnings per share from continuing operations of 38 cents for the third quarter of fiscal 2006.”

“We continue to view product-level gross margin expansion, through improved initial mark-up and more efficient markdowns, as the area where we have substantial opportunity to improve our overall operating margin, and we are gaining some traction in that regard with a 220 basis-point improvement in the first half of fiscal 2007. Management will continue its focus on expense controls as we seek to achieve a 10% operating margin,” Hoffman concluded.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after April 26, 2007. Management does not expect to report on its third quarter financial performance, or to comment on it to the investment community, until after the financial results for the third quarter have been released on or about July 26, 2007.

Reclassification of Rampage Results:

Due to the disposition of the Rampage stores in the fourth quarter of fiscal 2006, the financial statements have been reclassified to reflect all Rampage stores as a discontinued business. In accordance with generally accepted accounting principles, the prior year amounts have been reclassified to segregate the sales and direct and incremental operating expenses for the Rampage stores and to show the impact on an after-tax basis.

Financial Results:

Net sales for the second quarter increased 4.8% to $161.1 million from $153.7 million for the second quarter last year, and comparable store sales increased 4.8% during the quarter, compared to an increase of 21.0% for the second quarter of fiscal 2006.

Consistent with retail industry practice, the calculation of comparable store sales during the first 6 months of fiscal 2007 has been adjusted to take into account the later start (i.e., a 1-week shift) caused by the extra week at the end of fiscal 2006. However, fiscal 2006 reported sales and earnings as a result of this calendar shift have not been adjusted.

With respect to continuing operations, net sales for the first 26 weeks of fiscal 2007 increased 11.5% to $370.3 million from $332.2 million for the same period last year, and comparable store sales increased 3.1% during the 26-week period, compared to an increase of 18.5% for the same period of fiscal 2006.

Income from continuing operations before income taxes for the second quarter was $5.6 million as compared to $9.1 million for the same quarter last year. The prior year results reflected $2.0 million of income associated with adjustments to gift card liabilities and inclusion of the week following Christmas which is a strong clearance selling week. Management estimates that the calendar shift negatively impacted sales by about $8.9 million and diluted earnings per share by about 7 cents. Diluted earnings per share from continuing operations of 15 cents for the quarter compared to 22 cents for the same quarter of the prior year before adjusting for the gift card liability adjustment and calendar shift issues noted above.

Income from continuing operations before income taxes for the first 26 weeks of fiscal 2007 was $28.5 million as compared to $24.8 million for the same period last year, an increase of 15.0%. Income from continuing operations increased 18.5% to $17.7 million from $15.0 million for the same period last year. Diluted earnings per share from continuing operations for the 26-week period was 70 cents as compared to 61 cents for the same period of the prior year, an increase of 14.8% before adjusting for the gift card liability adjustment.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At March 31, 2007 the Company operated 395 stores in 43 states and Puerto Rico. The Company expects to open at least 50 new stores in fiscal 2007.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, ID: 7656307.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	March 31, 2007	March 25, 2006	March 31, 2007	March 25, 2006
Net sales	$161,091	$153,709	$370,330	$332,204
Cost of goods sold	120,749	114,149	270,312	243,654

Gross profit	40,342	39,560	100,018	88,550

Selling, general & administrative expenses	36,132	30,983	74,024	64,559

Operating income	4,210	8,577	25,994	23,991

Interest income, net	1,343	594	2,535	947
Other charges, net	—	(66)	—	(129)

Income from continuing operations before income taxes	5,553	9,105	28,529	24,809

Income tax expense	1,719	3,615	10,794	9,849

Income from continuing operations	3,834	5,490	17,735	14,960

Loss on discontinued operations	—	(17,543)	—	(19,954)

Net income	$3,834	$(12,053)	$17,735	$(4,994)

Earnings (loss) per share – basic:
Continuing operations	$0.15	$0.24	$0.70	$0.67
Discontinued operations	—	(0.78)	—	(0.89)

Earnings per basic share	$0.15	$(0.54)	$0.70	$(0.22)

Earnings (loss) per share – diluted:
Continuing operations	$0.15	$0.22	$0.70	$0.61
Discontinued operations	—	(0.71)	—	(0.81)

Earnings per diluted share	$0.15	$(0.49)	$0.70	$(0.20)

Basic weighted average shares outstanding	25,316	22,444	25,180	22,328
Diluted weighted average shares outstanding	25,551	24,630	25,465	24,550

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	March 31, 2007	March 25, 2006
ASSETS
Cash and cash equivalents	$98,213	$52,582
Inventories	44,284	48,318
Prepaid rent expense	10,094	—

Other current assets	8,934	6,172
Deferred tax assets	6,120	16,400
Current assets – discontinued operations	—	7,503

Total current assets	167,645	130,975

Fixed assets, net	187,975	162,085
Goodwill	28,790	28,790
Other assets	674	540
Long-term assets – discontinued operations	—	805

Total assets	$385,084	$323,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$32,745	$27,911
Accounts payable, other	5,065	5,102
Accrued payroll and related expense	6,456	4,466
Income and sales taxes payable	2,887	2,694
Other current liabilities	7,277	8,331
Current liabilities – discontinued operations	—	5,097

Total current liabilities	54,430	53,601

Deferred rent	95,886	91,163
Other liabilities	—	44
Deferred tax liabilities	140	1,790
Long-term liabilities – discontinued operations	—	9,974

Total liabilities	150,456	156,572

Total stockholders’ equity	234,628	166,623

Total liabilities and stockholders’ equity	$385,084	$323,195

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CONTACT:	Mark A. Hoffman
President & Chief Executive Officer
(858) 490-2603

Daniel T. Carter
EVP & Chief Financial Officer
(858) 490-2430

Joseph Teklits
Integrated Corporate Relations
(203) 682-8258